Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harte-Hanks, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-63105, No. 33-51723, No. 33-54303, No. 333-03045, No. 333-30995, No. 333-41370, No. 333-90022 and No. 333-127993) on Form S-8 of Harte-Hanks, Inc. of our report dated March 3, 2010, with respect to the consolidated balance sheets of Harte-Hanks, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Harte-Hanks, Inc.

/s/ KPMG LLP

San Antonio, Texas

March 3, 2010